Sub-Item 77Q2

Nuveen New York Dividend
Advantage
Municipal Fund 2
333-53242
811-10253


Based on a review of the SEC
Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that
all Section 16(a)
filing requirements applicable to
the Funds officers
and directors, investment adviser
and affiliated
persons of the investment adviser
were complied with,
except that the initial affiliation
report on behalf
of the adviser listed below was
amended
on October 18, 2004, accession
number 0001189642-04-000589.

There are no greater than ten-
percent
shareholders of the Fund.

ADVISER:

Nuveen Advisory Corp.